INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK
              DIVIDENDS FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                      AND 1998
                               (Dollars in thousands)

                                                     1999             1998
                                               ----------      -----------
                                                       (Unaudited)
Earnings:
Net Income                                     $   197,075     $   174,801
  Add:
    Provision for income taxes                     108,822          96,263
    Fixed charges                                  395,540         383,272
  Less:
    Capitalized interest                            23,159          28,418
                                                ----------      ----------
  Earnings as adjusted (A)                      $  678,278      $  625,918
                                                ----------      ----------
Preferred dividend requirements                 $    7,827      $    8,494
Ratio of income before provision
    for income taxes to net income                    155%            155%
                                                ----------      ----------
  Preferred dividend factor on pretax
    basis                                           12,132          13,166
                                                ----------      ----------
Fixed Charges:
  Interest expense                                 335,471         312,051
  Capitalized interest                              23,159          28,418
  Interest factor of rents                          36,910          42,803
                                                   -------         -------
  Fixed charges as adjusted (B)                    395,540         383,272
                                                   -------         -------

Fixed charges and preferred stock
    dividends (C)                               $  407,672      $  396,438
                                                ----------      ----------

Ratio of earnings to fixed charges
    (A) divided by (B)                               1.71x           1.63x
                                                   -------         -------

Ratio of earnings to fixed charges
    and preferred stock dividends
    (A) divided by (C)                               1.66x           1.58x
                                                   -------           -----
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